FIRST AMENDMENT
                                    TO
                         STOCK PURCHASE AGREEMENT

     FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of July 1, 1998, by and between STANDARD MANAGEMENT CORPORATION, an Indiana corporation (the "Buyer") and MC EQUITIES, INC., a Delaware corporation (the "Seller").

                                 RECITALS

     WHEREAS, Seller is the beneficial owner of 1,000 shares of the issued and outstanding of the 11,765 authorized capital and common stock ("Common Stock"), $1.00 par value per share ("the Shares") of Midwestern National Life Insurance Company of Ohio, an Ohio corporation (the "Company"); and

     WHEREAS, Seller has agreed to sell, and Buyer has agreed to purchase, all of the Shares of the Company and executed a Stock Purchase Agreement dated as of June 4, 1998 (the "Agreement"); and

     WHEREAS, despite diligent effort, Seller has not yet been able to obtain the Seller's Stockholder Approval, as defined in the Agreement required by SECTIONS 3.2 and 8.8 thereof; and

     WHEREAS, despite diligent effort, Buyer has not yet been able to obtain the consents of Fleet National Bank, Inc. and Conseco, Inc., as required by SECTION 7.11 of the Agreement;

     NOW THEREFORE, pursuant to SECTION 12.8 of the Agreement and in consideration of the mutual representations, warranties and covenants made herein and of the mutual benefits to be derived herefrom; the parties hereto agree to amend the Agreement as follows:

     1. AUTHORITY. Section 3.2 of the Agreement shall be deleted in its entirety and the following shall be inserted therefor:

     The Board of Directors of the Seller has duly and validly approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations under this Agreement have been, or on or before the close of business of the fortieth (40th) Business Day following the date of this Agreement, will be duly and validly authorized by all necessary corporation action on the part of the Seller. Subject to receipt of the Seller's Stockholder Approval, this Agreement constitutes a legal, valid, and binding obligation of the Seller and the Company and is enforceable against the Seller and the Company in accordance with its terms, except to the extend that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and
(b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

     2. SELLER STOCKHOLDER APPROVAL. SECTION 8.8 of the Agreement shall be deleted in its entirety and the following shall be inserted therefor:

     The Seller shall have obtained the Seller Stockholder Approval; provided that, unless on or before the close of business of the fortieth
(40th) Business Day following the date of this Agreement, the Seller shall have provided written notice to the Buyer of the nonsatisfaction of the condition described in this SECTION 8.8, the condition described in this
SECTION 8.8 shall be deemed waived by the Seller.

     3. APPROVAL BY FLEET AND CONSECO. SECTION 7.11 of the Agreement shall be deleted in its entirety and the following shall be inserted therefor:

     Fleet National Bank ("Fleet") and Conseco, Inc. shall have consented to the consummation of the transactions under this Agreement and have agreed to restructure the existing Fleet debt in the sum of $6,000,000 upon terms and conditions satisfactory to the Buyer in its sole discretion; provided that, unless on or before the close of business of the fortieth
(40th) Business Day following the date of this Agreement the Buyer shall have provided written notice to the Seller of the nonsatisfaction of the condition described in this SECTION 7.11, the condition described in this
SECTION 7.11 shall be deemed waived by the Buyer.

     IN WITNESS WHEREOF, this FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT has been duly executed and delivered by the parties hereto, effective as of the date first written above.

                              MC EQUITIES, INC.



                              By:   /s/ Richard C. Hoffman
                              Name:     Richard C. Hoffman
                              Title:    Secretary and General Counsel



                              STANDARD MANAGEMENT CORPORATION



                              By:   /s/ Edward T. Stahl
                              Name:     Edward T. Stahl
                              Title:    Executive Vice President